EXHIBIT 23.2

                Consent of Independent Public Accountants


        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 28, 2000, included and incorporated by reference in CNF Transportation Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Registration Statement.


/s/ Arthur Andersen LLP


San Francisco, California
January 26, 2001